Exhibit (a)(1)(iv)

OFFER TO PURCHASE FOR CASH

Up to 4,000,000 Shares of Common Stock

of

STARTEK, INC.

at

$4.20 NET PER SHARE

Pursuant to the Offer to Purchase, dated November 22, 2022

by

MCI CAPITAL, LC,

a wholly owned subsidiary of

MCI, LC

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, AT THE END OF THE DAY ON DECEMBER 20, 2022, UNLESS THE OFFER IS EXTENDED.

November 22, 2022

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

We have been engaged by MCI Capital, LC, an Iowa limited liability company (the “Offeror”) and a wholly owned subsidiary of MCI, LC, an Iowa limited liability company (“Parent”), who is a co-bidder, to act as information agent (“Information Agent”) in connection with the Offeror’s offer to purchase up to 4,000,000 of the issued and outstanding shares of common stock, $0.01 par value per share (the “Shares”), of StarTek, Inc., a Delaware corporation (the “Company”), at a purchase price of $4.20 per Share, net to the holders thereof, in cash, without interest, less any applicable tax withholding, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated November 22, 2022 (the “Offer to Purchase”), and in the related Letter of Transmittal (the “Letter of Transmittal” which, together with the Offer to Purchase, as each may be amended or supplemented from time to time, collectively constitute the “Offer”). Please furnish copies of the enclosed materials to those of your clients for whom you hold Shares registered in your name or in the name of your nominee.

For your information and for forwarding to your clients for whom you hold Shares registered in your name or in the name of your nominee, we are enclosing the following documents:

1. the Offer to Purchase, dated November 22, 2022;

2. the Letter of Transmittal to be used by stockholders of the Company in accepting the Offer and tendering Shares, including Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9;

3. the Notice of Guaranteed Delivery to be used to accept the Offer if Shares to be tendered and/or all other required documents cannot be delivered to MacKenzie Partners, Inc. (the “Depositary”) by the expiration of the Offer or if the procedure for book-entry transfer cannot be completed by the expiration of the Offer;

4. the form of letter that may be sent to your clients for whose accounts you hold Shares in your name or in the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the Offer; and

5. the return envelope addressed to the Depositary for your use only.

There is no financing condition to the Offer. However, the Offer is conditioned upon there being validly tendered and not withdrawn in accordance with the terms of the Offer, 2,000,000 Shares, or approximately 5.0%, of the outstanding Shares (collectively, the “Minimum Condition”). Other conditions to the Offer are described under “The Offer—Section 14—Conditions of the Offer” of the Offer to Purchase.

In the event the Offer is oversubscribed, Shares tendered will be subject to proration upon the terms and subject to the conditions of the Offer. If any tendered Shares are not purchased pursuant to the Offer for any reason, including as a result of proration, or if certificates are submitted for more Shares than are tendered, certificates for such unpurchased or untendered Shares will be returned (or, in the case of Shares tendered by book-entry transfer, such Shares will be credited to an account maintained at The Depository Trust Company), at the expense of Offeror, promptly following the expiration or termination of the Offer.

Your prompt action is requested. We urge you to contact your clients as promptly as possible. Please note that the Offer will expire at 12:00 midnight, New York City time, at the end of the day on December 20, 2022, unless the Offer is extended. Previously tendered Shares may be withdrawn at any time until the Offer has expired; and, if not previously accepted for payment at any time, after January 20, 2023, pursuant to SEC (as defined in the Offer to Purchase) regulations.

The Company Board has not reviewed the Offer or made any recommendation regarding whether or not holders of the Shares should tender their Shares pursuant to the Offer.

Except as set forth in the Offer to Purchase, to validly tender Shares pursuant to the Offer, (a) a properly completed and duly executed Letter of Transmittal (or, with respect to Eligible Institutions (as defined in “The Offer—Section 3—Procedure for Tendering Shares” of the Offer to Purchase), a manually executed facsimile thereof), with any required signature guarantees, or an Agent’s Message (as defined in “The Offer—Section 3—Procedure for Tendering Shares” of the Offer to Purchase) in connection with a book-entry delivery of Shares, and any other documents required by the Letter of Transmittal, must be received by the Depositary at one of its addresses set forth on the back cover of the Offer to Purchase prior to the Expiration Date (as defined in “The Offer—Section 1” of the Offer to Purchase) and either (1) certificates representing Shares tendered must be delivered to the Depositary or (2) those Shares tendered must be properly delivered pursuant to the procedures for book-entry transfer described in “The Offer—Section 3—Procedure for Tendering Shares” of the Offer to Purchase and a confirmation of that delivery must be received by the Depositary (which confirmation must include an Agent’s Message if the tendering stockholder has not delivered a Letter of Transmittal), in each case, prior to the Expiration Date, or (b) the tendering stockholder must comply with the guaranteed delivery procedures set forth in “The Offer—Section 3—Procedure for Tendering Shares” of the Offer to Purchase. Your clients for whose accounts you hold Shares in your name or in the name of your nominee must contact you in order to tender their Shares to the Offeror pursuant to the Offer.

If your clients for whose accounts you hold Shares in your name or in the name of your nominee desire to tender their Shares to the Offeror pursuant to the Offer and the certificates representing their Shares are not immediately available, or they cannot comply in a timely manner with the procedure for tendering their Shares by book-entry transfer, or cannot deliver all required documents to the Depositary by the Expiration Date, your clients may tender their Shares to the Offeror pursuant to the Offer by following the procedures for guaranteed delivery described in “The Offer—Section 3—Procedure for Tendering Shares” of the Offer to Purchase.

Neither Parent nor the Offeror will pay any fees or commissions to any broker or dealer or other person (other than the Information Agent and the Depositary as described in the Offer to Purchase) for soliciting tenders of Shares pursuant to the Offer. The Offeror will, however, upon request, reimburse brokers, dealers, commercial banks, trust companies and other nominees for reasonable and necessary costs and expenses incurred by them in forwarding materials to their customers. The Offeror will pay all stock transfer taxes applicable to its purchase of Shares pursuant to the Offer, subject to Instruction 6 of the Letter of Transmittal.

The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Shares in any jurisdiction in which the making of the Offer or acceptance thereof would not be in compliance with the securities, “blue sky” or other laws of such jurisdiction.

Questions and requests for assistance or for additional copies of the enclosed materials may be directed to the Information Agent at the address and telephone number set forth below and in the Offer to Purchase. Additional copies of the enclosed materials will be furnished at the Offeror’s expense.

Very truly yours,

MACKENZIE PARTNERS, INC.

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL RENDER YOU OR ANY PERSON THE AGENT OF PARENT, THE OFFEROR, THE COMPANY, THE INFORMATION AGENT, THE DEPOSITARY OR ANY OF THEIR AFFILIATES, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT OR REPRESENTATION ON BEHALF OF ANY OF THEM WITH RESPECT TO THE OFFER NOT CONTAINED IN THE OFFER TO PURCHASE OR THE LETTER OF TRANSMITTAL.

Enclosures

The Information Agent for the Offer is:

1407 Broadway

New York, New York 10018

(212) 929-5500

Shareholders, Banks and Brokers

Call Toll-Free: (800) 322-2885

Email: tenderoffer@mackenziepartners.com

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